As filed with the Securities and Exchange Commission on December 9, 2004

Registration No. 333-107066

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its charter)

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Leo F. Wells, III

President

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Brad S. Markoff, Esq.

M. Hill Jeffries, Esq.

Robert H. Bergdolt, Esq.

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

(404) 881-7000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

The Post-Effective Amendment No. 7 to Registration Statement on Form S-11 (o 333-107066) is filed pursuant to Rule 462(d) solely to correct the inadvertent omission of the electronic signature from the Consent of Ernst & Young LLP filed as Exhibit 23.2 to Post-Effective Amendment No. 6.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b)	The following exhibit is filed as part of this registration statement:

Ex.	Description

23.2	Consent of Ernst & Young LLP

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 9, 2004.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Leo F. Wells, III
Leo Wells, III
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Leo F. Wells, III Leo F. Wells, III	President and Director	December 9, 2004

/s/ Douglas P. Williams Douglas P. Williams	Executive Vice President and Director (Principal Financial and Accounting Officer)	December 9, 2004

* Charles R. Brown	Director	December 9, 2004

* Richard W. Carpenter	Director	December 9, 2004

* Bud Carter	Director	December 9, 2004

* Donald S. Moss	Director	December 9, 2004

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* Jack M. Pinkerton	Director	December 9, 2004

* Walter W. Sessoms	Director	December 9, 2004

* Neil H. Strickland	Director	December 9, 2004

* W. Wayne Woody	Director	December 9, 2004

* /s/ Douglas P. Williams
Douglas P. Williams, as attorney-in-fact

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